UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT JAMES F. FLAHERTY III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominee at the 2019 annual meeting of stockholders of Brookdale Senior Living Inc., a Delaware corporation.

On October 3, 2019, Land & Buildings issued the following statement:

“The deeply personal attacks Brookdale has chosen to make against our director nominee, James (“Jay”) F. Flaherty III, are reflective of a Board that has willingly sacrificed its professionalism and integrity to prevent a truly objective voice from entering the boardroom.

The Company’s smear tactics and use of cherry-picked, out-of-context information is nothing more than a transparent attempt to deflect shareholders’ attention from Brookdale’s persistent failure to deliver value and mislead shareholders about Mr. Flaherty’s reputation. For example, when discussing his departure from HCP, Inc., Brookdale neglects to mention that Mr. Flaherty resigned as a director because of a disagreement in strategic direction from the rest of the Board – which is clearly stated in a letter filed with the SEC at the time.

The reality is that Mr. Flaherty has consistently been a champion of shareholder returns and good corporate governance. Over a forty-year career, Mr. Flaherty has been in leadership roles in over a dozen for profit and not for profit organizations prior, during and subsequent to his tenure at HCP. His reputation is beyond reproach and his track record of success undeniable.

In his first year as being CEO of HCP, Mr. Flaherty de-staggered its board, removed a poison pill and refreshed the Board with four new directors – which all improved HCP’s governance score to the top quartile among REITs. Mr. Flaherty also delivered an average 14% annual TSR for HCP investors during his tenure as CEO. These are the factors which compelled Land & Building to reach out to Mr. Flaherty and nominate him as a board member for Brookdale. Even Brookdale’s own search firm, Korn Ferry, acknowledged Mr. Flaherty’s high qualifications and expertise.

The Company should spend less time trying to spin 11-year old litigation and more time explaining why Brookdale’s stock has declined by 80% since its 2015 peak. Further, Brookdale’s slanderous use of one line from this litigation to paint Mr. Flaherty as not being a champion of diversity is extremely misleading. In fact, Mr. Flaherty added three women to the HCP Board during his tenure and has been asked to join numerous public and private Boards – which is a testament to his reputation and integrity.

We believe that Brookdale shareholders should ask themselves why the Company would issue such a polemical attack on Land & Buildings’ nominee when we have been nothing but reasonable and focused on the facts that matter throughout this campaign – including by reducing our slate of nominees from two to one in recognition of Guy Sansone’s qualifications.

The fact is that Jay has sat on the other side of the table and would have a clear perspective about how Brookdale has been run for the benefit of its landlords rather than its shareholders, and is committed to ensuring that shareholders’ interests remain paramount in the boardroom. Shareholders should question why this worries the Company so much that it would be willing to resort to this unseemly level of rhetoric. Ultimately, we can reach no conclusion other than that Brookdale continues to ignore shareholders’ best interests and has instead focused on further entrenching its Board and management at all costs.”